Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (U760)

Offering Period: December 12, 2012 — December 21, 2012
27 Month Absolute Return Barrier Securities Linked to the Performance of the
S&P 500® Index and the Russell 2000® Index

Return Profile

•	27 month Absolute Return Barrier Securities linked to the performance of the S&P 500® Index and the Russell 2000® Index.
•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor will be entitled to receive their principal amount at maturity multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underling, subject to the Maximum Upside Return.
•	If the Final Level of the Lowest Performing Underlying is less than its Initial level but a Knock-In Event does not occur, the investor will be entitled to receive the principal amount at maturity multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
•	If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the payment at maturity will be determined by the Underlying Return of the Lowest Performing Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), Nassau Branch.
Trade Date:	Expected to be December 24, 2012.
Settlement Date:	Expected to be December 28, 2012.
Underlyings:	The S&P 500® Index and the Russell 2000® Index.
Knock-In Level:	For each Underlying, approximately 62.50% of the Initial Level of such Underlying (to be determined on the Trade Date).
Knock-In Event:	A Knock-In Event will occur if on any trading day during the Observation Period the closing level of any Underlying is equal to or less than its Knock-In Level.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Maximum Upside Return:	Expected to be between [16.50 – 20.00]% (to be determined on the Trade Date).
Redemption Amount:	For each $1,000 principal amount of securities, an amount determined as follows:
a)

If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, $1,000 x ( 1 + Underlying Return of the Lowest Performing Underlying); subject to the Maximum Upside Return.

	b)	If the Final Level of the Lowest Performing Underlying is less than its Initial Level and (i) a Knock-In Event has not occurred, $1,000 x ( 1 + the absolute value of the Underlying Return of the Lowest Performing Underlying); (ii) a Knock-In Event has occurred, $1,000 x (1 + Underlying Return of the Lowest Performing Underlying).
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, calculated as follows: (Final Level – Initial Level)/Initial Level, subject to the Maximum Upside Return
Valuation Date: Maturity Date:	March 25, 2015 March 30, 2015
CUSIP:	22546TP70

Benefits

•	Offers capped participation in the appreciation of the Lowest Performing Underlying.
•	Offers opportunity to profit from depreciation of the Lowest Performing Underlying if a Knock-In Event does not occur, subject to an embedded cap.
•	Reduced downside risk due to a 37.50% contingent buffer.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount (Knock-In Event Does Not Occur)(1)(2)	Redemption Amount per $1,000 Principal Amount (Knock-In Event Occurs)(1)(2)
50%	$1,182.50	$1,182.50
40%	$1,182.50	$1,182.50
30%	$1,182.50	$1,182.50
20%	$1,182.50	$1,182.50
10%	$1,100.00	$1,100.00
0%	$1,000.00	$1,000.00
-10%	$1,100.00	$900.00
-20%	$1,200.00	$800.00
-30%	$1,300.00	$700.00
-40%	N/A	$600.00
-50%	N/A	$500.00
(1)	Assumes a Maximum Upside Return of 18.25% (the midpoint of the expected range).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 100% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the maximum gain on the securities is limited to the Maximum Upside Return, which is expected to be between [16.50-20.00]% (to be determined on the Trade Date).
•	If the Final Level of the Lowest Performing Underlying is less than the Initial Level and a Knock-In Event has not occurred, the securities will be subject to an embedded cap of 37.49%.
•	The Redemption Amount may be less than the principal amount even if only one Underlying causes a Knock-In Event.
•	The return will be based on the performance of the Lowest Performing Underlying.

(See “Additional Risk Considerations” on the next page.)

Product Summary

Horizon (months)	27 months
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Neutral

FINANCIAL PRODUCTS FACT SHEET

Offering Period: December 12, 2012— December 21, 2012
27 Month Absolute Return Barrier Securities

Additional Risk Considerations

•	The securities are exposed equally to risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying.
•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated December 12, 2012, Underlying Supplement dated November 19, 2012, Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312006715/dp34861_424b2-u760.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.